SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: January 31, 2007
(Date of earliest event reported)

Nu Horizons Electronics Corp

(Exact name of registrant as specified in its charter)

Delaware	001-08798	11-2621097

(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification
incorporation)		Number)

70 Maxess Road, Melville, New York	11747

(Address of principal executive offices)	(Zip Code)

(631) 396-5000

(Registrant's telephone number including area code)

N/A

(Former name or former address, if changed since last report)

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On January 31, 2007, the Registrant entered into a new secured revolving credit agreement (“Credit Agreement”) with eight banks (the “Lenders”) which provides for maximum borrowings of $150 million at either (i) the lead Lender’s prime rate or (ii) LIBOR plus 150 basis points (a “Eurodollar loan”) at the option of the Registrant through September 30, 2011. Amounts outstanding under the Credit Agreement are secured by a lien on the Registrant’s receivables and inventory. As of January 31, 2006, borrowings under the Credit Agreement were $45.9 million. The Registrant may borrow, repay and reborrow amounts under the Credit Agreement.

As more fully set forth in the Credit Agreement, the Registrant is required to pay interest on any prime rate loan outstanding monthly in arrears and is required to pay interest on any each Eurodollar loan outstanding in arrears (i) in the case of Eurodollar loans with interest periods of three months or less, at the end of each applicable interest period and (ii) in the case of Eurodollar loans with interest periods of more than three months, on the numerically corresponding day that falls three months after the beginning of such interest period and at the end of the applicable interest period. Any principal amounts outstanding must be repaid on or before September 30, 2011.

The Credit Agreement contains customary restrictive and financial covenants, including financial covenants regarding a minimum capital base, minimum excess availability, maximum net loss, and maximum cash capital expenditures, as well as customary events of default. The obligation of the Registrant to pay the amounts outstanding under the Credit Agreement may be accelerated upon the occurrence of any breach of covenant or other such events of default.

All descriptions of the terms the Credit Agreement are qualified by reference to the actual provisions of the Credit Agreement which is filed as Exhibit 10.1 hereto and which are incorporated herein by reference.

Item. 9.01.	Financial Statements and Exhibits

10.1
Revolving Credit Agreement dated January 31, 2007 between the Registrant and Citibank N.A., JP Morgan Chase Bank, N.A., Israel Discount Bank, Bank of America, N.A., Sovereign Bank, HSBC Bank USA, North Fork Bank and Bank Leumi USA

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nu Horizons Electronics Corp.

By:	/s/ Kurt Freudenberg
Kurt Freudenberg
Vice President - Finance

Date: February 1, 2007